MINERAL PROPERTY ACQUISITION AGREEMENT

THIS AGREEMENT is made the 25 day of March, 2013.

BETWEEN:

AMERICAN COPPER CORP., a Nevada corporation, having its principal place of business at 1600 Broadway, Suite 1600, Denver, Colorado 80202 (the “Purchaser”);

AND

US COPPER INVESTMENTS, LTD., a Marshall Islands corporation, having an office at Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (the “Vendor” and, together with the Purchaser, the “Parties”).

WHEREAS:

A.	The Vendor and Jaroslav Ruza, BC Client number 12348, having its head office at Suite 1002-145 St. Georges Ave., North Vancouver, BC V7L 4R9., Canadian corporation (“Ruza”) entered into that certain Option Agreement, dated as of December 12, 2012 (the “Option Agreement”), attached hereto as Exhibit A, pursuant to which the Vendor secured an option to acquire 100% undivided right, title and interest in a certain properties described in Exhibit B attached hereto (the “Property”); and

B.	The Vendor exercised the option pursuant to the Option Agreement; and

C.	Pursuant to the Option Agreement, the Vendor has a right acquire 100% right, title and interest in and to the Property and any deposits of minerals on the Property (the “Right to Acquisition”) from Ruza; and

D.	The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor, the Right to Acquisition, pursuant to the Option Agreement in accordance with the terms and conditions hereinafter set forth; and

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration, the receipt and sufficiency whereof the Vendor hereby acknowledge, THE PARTIES HERETO AGREE AS FOLLOWS:

1.	Definitions

1.1          In this Agreement the following expressions shall, where the context so admits, bear the meaning respectively set opposite them:

(a)	"Agreement” means this Agreement, as the same may be amended, supplemented or modified from time to time by mutual agreement of the parties.

(b)	“Acquisition Period” means the period from the signing of this Agreement through the Closing Date.

(c)	“Closing Date” means the date on which the Purchaser, the Vendor and Ruza execute a certain Mineral Property Transfer Agreement, in substantially the form attached here to as Exhibit C (the “Acquisition Agreement”).

(d)	"Property" means those certain mineral rights described in Exhibit B, together with all leases, licenses, claims and all other interests derived from any such permits, leases, licenses, claims and other interests necessary for the development of the Property or for the purpose of placing the Property into production or of continuing exploration on the Property.

(e)	"Purchase Price” means the consideration specified in Subsection 3.2 hereof for the purchase of the Property by the Purchaser.

2.	Representations and Warranties of the Purchaser and the Vendor

2.1          The Purchaser hereby represents and warrants to the Vendor as follows:

(a)	it is a valid corporation duly incorporated under the laws of Nevada and in good standing under the laws of Nevada;

(b)	it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it;

(c)	there is no provision in its memorandum or articles or equivalent constituent documents, and no provision in an existing mortgage, indenture, guarantee, contract or agreement binding on it, and no provision in any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it, which would be contravened by its execution, delivery or performance of this Agreement, and to the best of its knowledge it is not in default under any such mortgage, indenture, guarantee, contract or agreement or in violation of any such statute, rule, regulation, judgment, decree, order, franchise or permit, which default or violation would have material adverse effect on the Purchaser; and

(d)	no proceedings are pending for, and it is unaware of any basis for the institution of, any proceedings relating to the dissolution or winding up of it or the placing of it in bankruptcy or subject to any other laws governing the affairs of insolvent persons.

2.2          The representations and warranties contained in subsection 2.1 are provided for the exclusive benefit of the Vendor, and a breach of any one or more thereof may be waived by the Vendor, in whole or in part, at any time without prejudice to their rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.3          The Vendor hereby represents and warrants to the Purchaser as follows:

(a)	the Vendor has been duly incorporated and is validly subsisting under the laws of the Marshall Islands and has full corporate power, authority and absolute capacity to execute and deliver, and perform its obligations under this Agreement;

(b)	this Agreement has been duly executed and delivered by the Vendor and all necessary corporate action has been taken by the Vendor to authorize the execution, delivery and performance by it of this Agreement and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditors’ rights and subject to the qualification that specific performance and injunction and other equitable remedies may only be granted in the discretion of a court of competent jurisdiction;

(c)	the Vendor has exercised its option, pursuant to the Option Agreement to receive from Ruza a 100% undivided right, title and interest in and to the Property free and clear of all liens, charges, encumbrances, claims, liabilities and adverse interests of any nature or kind, and no taxes or rentals are or will be due in respect of any thereof;

2.4          The representations and warranties contained in subsection 2.3 are provided for the exclusive benefit of the Purchaser, and a breach of any one or more thereof may be waived by the Purchaser, in whole or in part, at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in that subsection shall survive the execution hereof.

2.5          The representations and warranties of the parties hereinbefore set out are conditions upon which the parties have relied on in entering into this Agreement. Any defaulting party shall be liable and shall indemnify and save harmless the non-defaulting party from any and all loss (including economic loss), costs, damages, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by it and contained in this Agreement.

3.	Acquisition of the Property

3.1          The Vendor, subject to the terms hereof, hereby agrees execute the Acquisition Agreement and to sell to the Purchaser and, on the Closing Date, to cause Ruza to transfer to the Purchaser, a 100% undivided right, title and interest in and to the Property free from all liens, mortgages, charges, pledges, encumbrances, claims, liabilities, adverse interests or other burdens of any nature or kind (each, a "Burden") with all rights now or thereafter attached thereto. If the Purchaser should notify the Vendor in writing of any Burden or burdens against the Property then the Vendor shall, after ascertaining the validity thereof, which shall be prosecuted in good faith, and in any event within a reasonable period of time after notification thereof by the Purchaser, attend to the discharge of such burden or burdens at their own expense, or will indemnify the Purchaser against the same and will provide such security as may reasonably be requested by the Purchaser to secure such indemnity.

The Purchaser agrees to purchase the Property and pay the consideration hereinafter specified.

3.2          The Vendor shall receive, for the sale of the Property, 5,000,000 restricted shares of the Purchaser’s common stock, to be transferred to the Vendor on the Closing Date and to vest as set forth in Section 3.3 below (the “Restricted Stock”) (the “Purchase Price”):

3.3          The Restricted Stock shall vest as follows:

(a)	1,000,000 shares to vest upon execution of this Agreement; and

(b)	1,000,000 shares shall vest every six (6) months from the date of the agreement.

3.4          Vendor recognizes that the acquisition by the Purchaser of the Property is subject to the approval of regulatory authorities in British Columbia and, accordingly, the Vendor agrees to do and complies with all such other acts and things as are reasonably required by the regulatory authorities to transfer the Property and shall hold the Property for the benefit of Purchaser until such transfer occurs. Where a variation in the terms of this Agreement is reasonably required by the regulatory authorities, such change will be deemed to be accepted by the parties hereto and form part of the terms of this Agreement, provided that such change does not materially effect the share structure, funding amount or scheduling as set out in this Agreement.

4.	Termination of This Agreement

4.1          If the Closing Date does not occur within 30 days of the date of this Agreement, this Agreement may be terminated by either party by giving written notice of such to the other party.

4.2          The Purchaser shall have the right, within a period of 180 days following the termination of this Agreement, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Purchaser, and any such Property not removed within such 180-day period shall thereafter become the Property of the Vendor.

5.	Force Majeure

5.1          If the Purchaser is at any time either during the Acquisition Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of the Purchaser, then the time limited for the performance by the Purchaser of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay, provided, however, that nothing herein shall discharge the Purchaser from its obligations hereunder to maintain the Property in good standing.

5.2          The Purchaser shall give prompt notice to the Vendor of each event of force majeure and upon cessation of such event shall furnish the Vendor with notice to that effect together with particulars of the number of days by which the obligations of the Purchaser hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

6.	Confidential Information

6.1          No information furnished by either party hereunder in respect of the activities carried out on the Property by either party, or related to the sale of substances derived from the Property, shall be published or otherwise disclosed or disseminated by either party without the prior written consent of either party, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporate laws.

6.2          The consent required by paragraph 8.1 will not apply to a disclosure:

(a)	to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b)	to any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c)	to a governmental agency or to the public which such party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange;

(d)	to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or affiliates to meet, in part, its obligations under this Agreement; or

(e)	in a prospectus or other offering document pursuant to which such party proposes to raise financing to meet, in part, its obligations under this Agreement.

7.	Notice

7.1          Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified below or given by facsimile (with electronic confirmed receipt). The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered, the first business day after the date of transmission if given by facsimile (with electronic confirmed receipt) or, if given by registered mail as aforesaid, shall be deemed conclusively to be the fifth day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

If to the Purchaser: If to the Vendor:	American Copper Corp. 1600 Broadway, Suite 1600 Denver, Colorado 80202 Attn: Alex Stanbury US Copper Investments, Ltd. Ajeltake Road, Ajeltake Island, Majuro Marshall Islands, MH 96960 Attn: Director

7.2          Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

8.	Notice of Default

8.1          If the Purchaser shall be in default of any requirements set forth under this Agreement, the Vendor shall provide the Purchaser with written notice specifying such default and the Purchaser shall have ten (10) business days from the delivery of such written notice from the Vendor within which to cure any Default.

9.	General

9.1          This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

9.2          The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any party the partner, agent or legal representative of any other party, nor create any fiduciary relationship between them for any purpose whatsoever. No party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the parties or as otherwise expressly provided.

9.3          No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

9.4          The Parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

9.5          The Purchaser may assign its rights and obligations under this Agreement to a third party.

9.6          This Agreement is subject to the approval of the appropriate regulatory authorities and the parties agree to such reasonable amendments as may be required by those regulatory authorities.

9.7          This Agreement shall be construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

9.8          This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the Vendor has hereunto set his hand, and the corporate seal of the Purchaser has hereunto been affixed in the presence of its duly authorized officers in that behalf, as of the day and year first above written.

SIGNED AND DELIVERED BY

AMERICAN COPPER CORP.

Per:
/s/ Alexander Stanbury
	By:	Alexander Stanbury
	Title:	President, Chief Executive Officer,
Secretary, Treasurer, and
Chief Financial Officer

SIGNED AND DELIVERED BY

US COPPER INVESTMENTS, LTD.

Per:

By:
	Title:	Director

EXHIBIT A

OPTION AGREEMENT

Exhibit B

THE PROPERTY

Exhibit C

ACQUISITION AGREEMENT